Exhibit 10.3

                                    AGREEMENT

THE PARTIES TO THIS AGREEMENT ARE:

     SA Bardinet-Napoleon, Rue Garonne 14, Bordeaux, France, represented in the United States by Carnage House Imports Ltd., Springfield, N.J. (hereinafter "Bardinet")

                                       AND

     AJK Perfect Renaissance, Inc., 20533 Biscayne Boulevard 4-108, Aventura, Florida 33180 (hereinafter "AJK").

WHEREAS, Bardinet is a long-established and highly regarded producer of highest quality premium Cognacs and brandies which are marketed in prestigious establishments around the world; and

WHEREAS, Bardinet wishes to obtain a share of the market for its products in Romania and other nearby countries to be agreed from time to time; and

WHEREAS, AJK is and has been a producer (If premium alcoholic beverages since the early 1990's and has invested substantial sun~ in upgrading its facilities in Romania, including the installation of a distillery designed and built in the United States capable of producing highest quality super-premium alcohol; and

WHEREAS, AJK wishes to augment its line officially produced brands so as to increase its market share in Romania and other nearby market;;

NOW THEREFORE,

1. By these writings, Bardinet extends to AJK a license to process, manufacture, bottle and market Bardinet Brand Brandy within the Republic of Romania, such license to be further extended to other marketing areas beyond the geographic borders of the Republic of Romania as may be agreed between the parties from time to time.

2. This license shall be in full force and effect as of the date written hereunder and for a period of 36 months. It shall be automatically renewed and extended without written notice for additional periods of 24 months unless cancelled by either party at least 120 days prior to the last day of the initial 36-month period or each of the subsequent 24-month periods. Such notice of cancellation to be in the form of a registered letter acknowledged by the receiving party through tie postal system.




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3.   Representatives of Bardinet shall be given access to the premises of AJK including factory and processing and bottling areas, warehouses and distribution centers and laboratories for purposes of quality assurance and name and trademark safeguarding.

4. AJK shall purchase from Bardinet and Bardinet shall supply all such materials, flavors, ingredients and other components which may be agreed between the parties so as to assure the quality and appearance standards of Bardinet's products. In the event that the procurement of certain components from Bardinet should become impossible or prohibitively expensive due to import regulations or other impediments, AJK shall be free to procure such materials elsewhere, prior review and permission by Bardinet, such permission not to be unreasonably withheld.

5. Bardinet shall supply technical support to AJK including but not limited to formulae, written quality and quality control standards, filtration standards with micron particle limits, shelf life standards, packaging criteria and such other standards and recommendations which, in the estimation of Bardinet shall enhance product quality, taste, shelf life and appearance so as to optimize marketing success.

6. Bardinet shall, at the request of AJK also provide technical personnel to assist AJK with the production and marketing of the product. Such technical assistance shall be subject to reimbursement of salaries and associated compensation and all travel expenses and expenses incurred during personnel's stay in Romania.

7. Bardinet shall make available to AJK th extensive laboratories of Bardinet in Bordeaux, France for the purpose of research and product development, quality control and product trouble shooting. Alt direct costs and expenses incurred by Bardinet in this connection shall be reimbursed by AJK.

8. AJK shall maintain an inventory of off-the-conveyor samples, collected at random at least once every seven days. These samples shall be maintained for six months and shall be made available to Bardinet upon request.

9. It shall be Bardinet's duty and obligation to safeguard and maintain the Bardinet trademark and licenses and pay all such fees and expenses as may be required, during the life of this agreement.

10. AJK shall prepare and submit to Bardinet a detailed and complete sales report and statement as of the end of every calendar month, such report to reach Bardinet not later than the tenth of the month subsequent. Together with the report, AJK shall pay a royalty of US$ 0.15 per bottle of Bardinet product produced and sold during the reporting month.

11. The parties agree that in the event of the sale, merger, acquisition or divestiture by either or both parties, agreement shall not be assigned by either party without the written consent of the other.

12. The parties agree that any dispute arising from this agreement shall be referred for resolution to the International Arbitration Association in Paris, France. The language of arbitration shall be English. in the event of legal proceedings, this agreement shall be governed by the laws of the United States of America.


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This agreement is effective as of 12/11/99 and is hereinbelow duly signed by authorized representatives of the parties.

FOR S.A. Bardinet-Napoleon               FOR AJK Perfect Renaissance, Inc.



/s/ Eric Haas                            /s/ Jacob Kieselstein
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